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                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                 June 30, 1998
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                                                     EXHIBIT 11

                                                                    Basic                   Diluted
                                                             ---------------------------------------------
                                                              Q-T-D        Y-T-D       Q-T-D        Y-T-D
                                                             -------      -------     -------      -------
Net income                                                   $24,102      $42,411     $24,102      $42,411
   Interest expense on convertible subordinated
     debentures                                                                            97          198
   Tax effect @ 37.90% for the quarter and year to date                                   (37)         (75)
                                                             -------      -------     -------      -------
Net income                                                   $24,102      $42,411      24,162       42,534
                                                             =======      =======     =======      =======

Average shares outstanding                                    49,059       48,841      49,059       48,841
Effect of stock options                                                                   859          922
Convertible subordinated debentures                                                       368          383
                                                                                      -------      -------
   Diluted average shares outstanding                                                  50,286       50,146
                                                                                      =======      =======
Earnings per share:
   Net Income                                                $  0.49      $  0.87     $  0.48      $  0.85
                                                             =======      =======     =======      =======
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